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                                                                    EXHIBIT 23.1

                    Consent of KPMG LLP Independent Auditors

The Board of Directors
Hyseq, Inc.


We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus on Form S-3 of Hyseq, Inc., of our report dated February 2, 2001, relating to the consolidated balance sheet of Hyseq, Inc. and subsidiaries, as of December 31, 2000, and the related consolidated statement of operations, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 2000, annual report on Form 10-K of Hyseq, Inc.

/s/ KMPG LLP

San Francisco, California
September 24, 2001